As filed with the Securities and Exchange Commission on August 19, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gaiam, Inc.

(Exact Name of Registrant as Specified in its Charter)

Colorado	84-1113527
(State of Incorporation)	(I.R.S. Employer Identification No.)

833 W. South Boulder Road, Louisville, Colorado 80027-2452

(Address of Principal Executive Offices) (Zip Code)

Gaiam, Inc. 2009 Long-Term Incentive Plan

(Full Title of the Plan)

Jirka Rysavy

Chairman

Gaiam, Inc.

833 W. South Boulder Road

Louisville, Colorado 80027-2452

(303) 222-3600

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Thomas R. Stephens, Esq.

Bartlit Beck Herman Palenchar & Scott LLP

1899 Wynkoop Street, 8th Floor

Denver, Colorado 80202

(303) 592-3100

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Common Stock, $0.0001 par value	3,000,000	$5.34	$16,020,000	$893.92

(1)              This registration statement registers shares of common stock of Gaiam, Inc. (“Registrant”) issuable under awards to be granted under the Gaiam, Inc. 2009 Long-Term Incentive Plan, together with such additional and indeterminate number of shares of common stock of the Registrant as may become issuable as the result of stock splits, stock dividends or similar transactions affecting the common stock of the Registrant, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)              Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 under the Securities Act, based upon the average of the high and low sale prices of shares of the common stock of the Registrant on The Nasdaq Global Market on August 17, 2009, within five business days prior to filing this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Item 1 and Item 2 of Part I of Form S-8 constituting the requirements of a Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8. Such information is not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. However, Such information required by Item 1 and Item 2 of Part I is included in documents sent or given to participants in the Plans pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                            Incorporation of Documents by Reference.

The Commission allows the Registrant to “incorporate by reference” in this registration statement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this registration statement, and information in documents that the Registrant files later with the Commission will automatically update and supersede information contained in documents filed earlier with the Commission or contained in this prospectus. The Registrant incorporates by reference in this registration statement the documents listed below and any future filings that we may make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold; provided, however, that the Registrant is not incorporating, in each case, any documents or information deemed to have been “furnished” and not “filed” in accordance with Commission rules:

•         the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008;

•         the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•         the Registrant’s Current Reports on Form 8-K filed on May 6, 2009 and August 5, 2009; and

•         the description of the Registrant’s Class A common stock incorporated by reference into the Registrant’s Registration Statement on Form 8-A filed with the SEC on October 1, 1999.

You may request a copy of any filings referred to above (excluding certain exhibits to the documents), at no cost, by writing or telephoning us at the following address:

Gaiam, Inc.

833 W. South Boulder Road

Louisville, Colorado 80027-2452

Attention: Investor Relations

Item 4.                            Description of Securities.

Not applicable

Item 5.                            Interests of Named Experts and Counsel.

Not applicable

Item 6.                            Indemnification of Directors and Officers

Colorado law currently provides for indemnification of directors, officers and other employees who are made party to a proceeding because of the person’s position as a director, officer or employee if: the person’s conduct was in good faith; the person reasonably believed that the person’s conduct in an official capacity was in the corporation’s best interests and in all other cases that the conduct was not opposed to the corporation’s best interests, and that in the case of a criminal proceeding that the person’s conduct was not unlawful. Colorado law prohibits such indemnification in a proceeding by or in the right of the corporation in which the person was adjudged liable to the corporation and in a proceeding in which the person was adjudged liable of having derived an improper personal benefit (C.R.S. § 7-109-101 et. seq. (1994)). Colorado law also provides for the elimination or limitation of the personal liability for of directors monetary damages for any breach of fiduciary duty as a director (except for breach of a director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful distributions, or any transaction from which the director derived improper personal benefit), or for any injury to persons or property arising from a tort committed by one of our employees, unless the director was either personally involved in the situation giving rise to the litigation or committed a criminal offense in connection with such situation. (C.R.S. § 7-108-402 (1994)). Our articles of incorporation eliminate the personal liability for monetary damages of, and provide indemnification to, our directors and officers to the fullest extent permitted by the Colorado Business Corporation Act. Among other things, these provisions provide indemnification for our officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of the lawsuit or proceeding.

We maintain a directors and officers insurance policy providing insurance indemnifying our directors and executive officers for certain liabilities. This insurance policy insures our past, present and future directors and officers, with certain exceptions, from claims arising out of any error, misstatement, misleading statement, act, omission, neglect or breach of duty by any of the directors or officers while acting in their capacities as such. Claims include claims arising from sales and purchases of our securities and shareholder derivative actions.

Item 7.                            Exemption From Registration Claimed.

Not applicable

Item 8.                            Exhibits

Exhibit Number	Description of Exhibit

4.1	Form of the Registrant’s Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s registration statement on Form S-1 (No. 333-83283).

5.1	Opinion of Bartlit Beck Herman Palenchar & Scott LLP

23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC

23.2	Consent of Bartlit Beck Herman Palenchar & Scott LLP (included in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included in the signature page to this Registration Statement)

99.1	Gaiam, Inc. 2009 Long-Term Incentive Plan, incorporated by reference to Exhibit A to the Registrant’s proxy statement for its 2009 annual meeting of shareholders filed with the SEC on March 13, 2009

Item 9.                            Undertakings

(1) The Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Colorado, on August 19, 2009.

GAIAM, INC.

By:	/s/ Jirka Rysavy
Chairman

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jirka Rysavy, Lynn Powers and John Jackson, and each of them, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jirka Rysavy	Chairman of the Board	August 19, 2009
Jirka Rysavy

/s/ Lynn Powers	Chief Executive Officer	August 19, 2009
Lynn Powers	(Principal Executive Officer
and Director)

/s/ Vilia Valentine	Chief Financial Officer	August 19, 2009
Vilia Valentine	(Principal Financial and
Principal Accounting Officer)

Director
James Argyropoulos

/s/ Barnet M. Feinblum	Director	August 19, 2009
Barnet M. Feinblum

/s/ Barbara Mowry	Director	August 19, 2009
Barbara Mowry

Director
Paul H. Ray

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Form of the Registrant’s Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s registration statement on Form S-1 (No. 333-83283).

5.1	Opinion of Bartlit Beck Herman Palenchar & Scott LLP

23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC

23.2	Consent of Bartlit Beck Herman Palenchar & Scott LLP (included in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included in the signature page to this Registration Statement)

99.1	Gaiam, Inc. 2009 Long-Term Incentive Plan, incorporated by reference to Exhibit A to the Registrant’s proxy statement for its 2009 annual meeting of shareholders filed with the SEC on March 13, 2009